Exhibit 3.1

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

HOUSTON WIRE & CABLE COMPANY

WHEREAS, the Board of Directors of Houston Wire & Cable Company (the “Company”) desires to amend the Company’s By-Laws to clarify that the Chairman of the Board shall preside at meetings of the stockholders and of the Board of Directors.

NOW, THEREFORE, BE IT RESOLVED, that Section 3.3 of the By-Laws of the Company be, and it hereby is, amended to read in its entirety as follows:

3.3           Chairman of the Board. The Board of Directors may appoint one of the directors to serve as Chairman of the Board, but such appointment shall not result in any director becoming an officer of the Corporation. If the Board of Directors appoints a Chairman of the Board, unless otherwise provided by the Board of Directors, he or she shall, if present, preside at all meetings of the stockholders and the Board of Directors, and he or she shall perform such other duties and possess such other powers as are assigned to him or her by the Board of Directors.

FURTHER RESOLVED, that Section 4.7 of the By-Laws of the Company be, and it hereby is, amended to read in its entirety as follows:

4.7           Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless otherwise provided by the Board of Directors, in the event of the absence of the Chairman of the Board, he or she shall preside at all meetings of the stockholders and, if he or she is a director, at all meetings of the Board of Directors. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe.

FURTHER RESOLVED, that any officer of the Company be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company to take such actions and execute and deliver such certificates, instruments, notices and documents as may be required as any such officer shall deem necessary or appropriate to effect the purposes and intent of the foregoing recitals and resolutions, all such actions to be performed in such manner, and all such certificates, instruments, notices and documents to be executed and delivered in such form as the officer performing or executing the same shall approve, the approval of which shall be conclusively established by the execution and delivery thereof.